UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 12, 2008

LIBERTY MEDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51990	84-1288730
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 875-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d)                               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

                On August 12, 2008, the board of directors (the “Board”) of Liberty Media Corporation (the “Company”) elected Evan D. Malone to serve as a Class I director.  Following Mr. Malone’s election, the Company has a total of 9 directors, divided among 3 classes.  At this time, the Company does not expect Mr. Malone to serve on any of the committees of the Board.  Mr. Malone is an engineering consultant and is the son of John C. Malone, the Chairman of the Board and a director of the Company.

                In connection with his election to the Board, as of August 13, 2008, the Board granted to Evan Malone non-employee director options under the Company’s 2002 Nonemployee Director Incentive Plan, as amended.  Mr. Malone received a grant of options to purchase 3,680 shares of the Company’s Series A Liberty Interactive common stock, 2,470 shares of the Company’s Series A Liberty Entertainment common stock and 685 shares of the Company’s Series A Liberty Capital common stock, in each case, at an exercise price equal to the closing price of the applicable series of common stock on August 13, 2008.  The options become exercisable on the first anniversary of the grant date, or on such earlier date that Mr. Malone ceases to be a director because of death or disability, and will terminate without becoming exercisable if Mr. Malone resigns or is removed from the Board before the vesting date.  Once vested, the options will remain exercisable until the seventh anniversary of the grant date, or, if earlier, until the first business day following the first anniversary of the date Mr. Malone ceases to be a director.

                On August 13, 2008, the Company issued a press release announcing Evan Malone’s election to the Board, a copy of which is included as Exhibit 99.1 to this Current Report.

Item 5.03(a)                               Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

                On August 12, 2008, the Board adopted the amended and restated Bylaws of the Company (the “Amended Bylaws”).  Effective immediately, the Amended Bylaws revised the Company’s stockholder proposal and nomination procedures.  Below is a summary of the revised procedures:

All nominations by stockholders or other business to be properly brought before a meeting of stockholders must be made pursuant to timely notice in proper written form (inclusive of all information required by the Amended Bylaws) to the Company’s Secretary. To be timely, a stockholder’s notice must be given to the Secretary at the Company’s offices as follows:

(1)           with respect to an annual meeting of stockholders that is called for a date not more than 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, such notice must be given no earlier than the close of business on the 90th day prior to such anniversary and no later than the close of business on the 60th day prior to such anniversary;

(2)           with respect to an annual meeting of stockholders that is called for a date which is more than 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, such notice must be given no later than the close of business on the 10th day following the day on which the Company first publicly announced the date of the current annual meeting or the day on which notice of the meeting date was communicated to stockholders, whichever occurs first; and

(3)           with respect to an election to be held at a special meeting of stockholders, not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement was first made of the date of the special meeting and the proposed nominees.

The public announcement of an adjournment or postponement of a meeting of stockholders does not commence a new time period (or extend any time period) for the giving of any such stockholder notice. However, if the number of directors to be elected to the Board at an annual meeting is increased, and the Company does not make a public announcement naming all of the nominees for director or specifying the size of the increased Board at least 100 days prior to the anniversary date of the immediately preceding annual meeting, a stockholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at the Company’s offices no later than the close of business on the 10th day following the day on which the Company first made the relevant public announcement.

For a description of the corresponding provisions of the Company’s prior Bylaws, please see the  information included under the heading “Description of our Capital Stock — Anti-Takeover Effects of Provisions of Our Restated Certificate of Incorporation and Bylaws — Advance Notice Procedures” in the Registration Statement on Form S-1/A of Liberty Media LLC (f/ka/ Liberty Media Corporation), the predecessor of the Company, as filed with the SEC on June 14, 2001.

                The foregoing description of the Amended Bylaws is qualified in its entirety by reference to the full text of the Amended Bylaws included as Exhibit 3.1 to this Current Report.

Item 7.01                                             Regulation FD Disclosure

                On August 12, 2008, the Board authorized the repurchase of up to $300 million of the Company’s Liberty Capital common stock.

                This Item 7.01 disclosure and the portion of the press release relating to this repurchase attached hereto as Exhibit 99.1 are being furnished to the SEC under Item 7.01 of Form 8-K in satisfaction of the public disclosure requirements of Regulation FD.

Item 9.01                                             Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Name
3.1	Bylaws of Liberty Media Corporation (as amended and restated on August 12, 2008)
99.1	Press release, dated August 13, 2008

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 13, 2008

LIBERTY MEDIA CORPORATION

By:	/s/ Charles Y. Tanabe
Name: Charles Y. Tanabe
Title: Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Name
3.1	Bylaws of Liberty Media Corporation (as amended and restated on August 12, 2008)
99.1	Press release, dated August 13, 2008